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                                                                      EXHIBIT 11

                                 ONCORMED, INC.
                               EARNINGS PER SHARE
                     CALCULATION OF SHARES USED IN COMPUTING
                               NET LOSS PER SHARE
                                   (Unaudited)

                                                                                                                      Period From
                                                                                                                       Inception
                                                     Three Months Ended                      Six Months Ended       (July 12, 1993)
                                                             June 30,                           June 30,                Through
                                                     1998               1997             1998             1997      June 30, 1998
                                                ------------       -----------       -----------      -----------    ------------

Common Stock                                       7,883,937         7,814,022         7,882,728        7,567,360       5,997,245
                                                ------------       -----------       -----------      -----------    ------------

Shares used in computing net loss per share        7,883,937         7,814,022         7,882,728        7,567,360       5,997,245
                                                ============       ===========       ===========      ===========    ============


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